NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES SALE OF GULF OF MEXICO ASSETS; 2017 ESTIMATED PROVED OIL AND GAS RESERVES AND PRODUCTION
LAFAYETTE, LA - February 1, 2018 - PetroQuest Energy, Inc. (NYSE: PQ) today announced the sale of its Gulf of Mexico properties (the “Sold Assets”) on January 31, 2018, but effective as of December 1, 2017. As a result of the sale, the Company has eliminated an approximate $35.4 million undiscounted abandonment liability from its long-term obligations. The Company received no proceeds from the sale of these properties and is required to contribute $3.75 million towards future abandonment costs. In connection with the sale, the Company expects to receive a cash refund of approximately $10.3 million related to a depositary account that served to collateralize a portion of the Company’s offshore bonds. All of the Company’s production is now derived from assets located onshore Louisiana and Texas.
During the fourth quarter of 2017, the Sold Assets produced approximately 26.1 MMcfe/d (21% oil, 75% gas, 4% NGL). Production from the Sold Assets has declined over the last 60 days as a result of natural declines. The Company estimates net daily production for January 2018 to be approximately 13.8 MMcfe/d (24% oil, 71% gas and 5% NGL), or 47% below the fourth quarter 2017 rate.
As of December 31, 2017, the Company’s estimated proved reserves attributable to the Sold Assets totaled approximately 11 Bcfe (100% proved developed) with estimated pre-tax discounted future net cash flows (PV-10) of approximately ($2.4) million, using SEC pricing ($2.98/Mcf for natural gas and $51.34/Bbl for oil).
The following tables set forth information about the Company’s estimated proved reserves, including proforma for the divestiture of the Sold Assets:

2017 Estimated Proved Reserves

Category	2017	2016	% Change
Proved Reserves (BCFE)	156	115	36%
PV-10 ($MM)*	127	67	90%

*Excludes value of hedges in place

2017 Estimated Proved Reserves - Proforma GOM Sale

Category	2017	2017 PF - GOM Sale
PDP (Bcfe)	68	63
PDNP (Bcfe)	8	2
PUD (Bcfe)	80	80
Total Proved Reserves (Bcfe)	156	145
Natural Gas	80%	81%
Oil	7%	6%
NGL	13%	13%
PV-10 ($MM)*	127	130
*Excludes value of hedges in place
Including the Sold Assets, the Company estimates that its 2017 production was approximately 27.6 Bcfe, or 75.6 MMcfe per day. Estimated fourth quarter 2017 production, including the Sold Assets, totaled approximately 8.6 Bcfe, or 93.7 MMcfe per day, compared to guidance of 91-95 MMcfe/d. Estimated production for 2017 was 17% higher than 2016 and estimated fourth quarter 2017 production was 87% higher than the year-ago quarter.
Based upon estimated 2017 production, the Company estimates that it achieved a 247% reserve replacement ratio during 2017 and expects that its all-in finding and development costs during 2017 to be approximately $0.70/Mcfe.
The Company expects to provide first quarter 2018 guidance metrics and 2018 capital expenditure guidance and plans in connection with its 2017 year-end earnings release in early March 2018.

Management’s Comment
“After completing the sale of our Gulf of Mexico properties, we have eliminated a considerable long-term abandonment liability and have substantially reduced our exposure to future regulatory, environmental, surety and weather risks inherent in offshore operations.  In addition, the sale will increase our net liquidity by $6.5 million and allow us to focus our attention on developing our onshore assets in East Texas and in the Louisiana Austin Chalk trend” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “While our production and reserve profiles will experience near-term reductions after this divestiture, we believe that this transaction will ultimately drive value creation.”

Non-GAAP Financial Measure
PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2017 is not yet available. The Company will provide the reconciliation of SEC priced, proved PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2017.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our multi-draw term loan facility; our ability to fund and execute our Cotton Valley and Austin Chalk development programs as planned; our ability to increase recoveries in the Austin Chalk formation and to increase our overall oil production as planned; our estimates with respect to fracked Austin Chalk wells in Louisiana, including production EURs and costs; our estimates with respect to production, reserve replacement ratio and finding and development costs; our receipt of a cash refund with respect to our offshore bonds and the timing and amount of the same; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; less than 25% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.